SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 10, 2003

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

California	0-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 N. McCarthy Blvd., Milpitas, CA	95035-5112

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

Item 5.    Other Events.

Set forth below are certain risk factors affecting an investment in California Micro Devices Corporation (the “Company”). These are the same risk factors which were contained in the Company’s S-3 Registration Statement which the SEC declared effective on February 25, 2003. However, these risk factors have not been incorporated into the Company’s other currently effective registrations on S-3 and S-8. This filing is being made so that these risk factors are incorporated by reference into such registrations.

RISK FACTORS

Investing in the Company’s common stock involves a high degree of risk. You should read and consider carefully the following factors before making an investment decision. In the descriptions of the risk factors below, a reference to “we”, “us”, “our” or “CAMD” means California Micro Devices Corporation and its subsidiaries, except where it is made clear that the term means only the parent company.

We incurred quarterly losses beginning with the quarter ended March 31, 2001, and we may be unable to ever become profitable or sustain profitability.

We have experienced losses for each quarter beginning with the quarter ended March 31, 2001. For fiscal 2002, our net loss was $28.6 million. Our net loss for the nine months ended December 31, 2002 was $4.1 million. Previously, we were also unprofitable from June 30, 1998 through September 30, 1999, although we achieved profitability for the five quarters beginning with the quarter ended December 31, 2000. Our accumulated deficit at December 31, 2002 was $64.1 million. For the past four quarters, the magnitude of our losses has decreased, in part due to our sharpened market focus and fab-lite strategy, to the point where we announced in late November that we expect to be close to break-even or profitable in the fourth fiscal quarter of 2003 and profitable thereafter, although no assurance can be given. Many factors will affect our ability to become or sustain profitability such as continued demand for our products by our key customers, lack of price erosion, efficiency of our manufacturing subcontractors, continued product innovation and design wins, and our continued ability to manage our operating expenses.

Unless we reduce our cash usage below the level of the past few quarters or raise additional cash, we will have to cut our expenses to the detriment of our business.

Our cash position as of December 31, 2002, was $4.4 million, after raising approximately $5.2 million during November 2002, reducing our accounts payable significantly, and paying down our working capital credit line of approximately $1.1 million. For the first three quarters of fiscal 2003 our cash utilization for operations was approximately $3.3 million, $1.8 million, and $2.9 million, respectively. We currently anticipate our operating cash flows to be close to breakeven during the fourth fiscal quarter of 2003 and thereafter, although no assurance can be given. Unless we are able to reduce our operating cash usage as anticipated, we would run out of cash within a year if we continued to utilize cash in our operations at the same rate as we did during the first two quarters of fiscal 2003. During the past twelve months, we have been restructuring our business, both within sales and marketing to better focus on the business we wish to obtain and within manufacturing to transition to a “fab-lite” model by outsourcing much of our manufacturing. We have taken these steps to reduce the revenues we need to achieve operating cash flow break-even and at the same time to increase our revenues. While no assurance can be given, we believe that our restructuring has not had negative operational consequences or put us at a competitive disadvantage. While we believe that these steps will be sufficient to enable us to achieve operating cash flow break-even, there can be no assurance that we will be successful in these regards or when we will be successful. If we are not successful in the next quarter or two, then we may have to cut expenses in order to conserve our cash or raise additional financing, of which there can be no assurance of success. Even if we are successful in reducing our cash usage, we may raise additional equity financing in order to provide ourselves with a cash reserve and funds to expand operations or to pay off our industrial revenue bond whose 10.5% interest rate is higher than the interest rate we currently pay on our other debt.

Unless we become and remain in compliance with all of loan covenants, certain of our loans may be called which will requires us to find alternate sources of debt or other financing or else be in default under such loans.

We were in violation of certain covenants contained in our Loan and Security Agreement with Silicon Valley Bank which governs our $5 million equipment line and revolving line of credit at the end of September and October, 2002. The bank waived these violations which had resulted primarily from increased expenses we incurred in maintaining our Milpitas plant longer than expected. Since November 30, 2002, we have been in compliance with these covenants in part as a result of our equity financing. In addition, even if we are not in violation of these covenants, the Bank can declare us in default of our agreement if it determines that there has been a material adverse change in our business, operations, or condition (financial or otherwise); a material impairment of the prospect of repayment of any portion of our obligations to the Bank; or a material impairment of the value or priority of the Bank’s security interests in our collateral. The determination of what constitutes a “material adverse change” or “material impairment” is based upon the Bank’s judgment. Any future failure to meet such covenants and a decision by the Bank not to waive any such failure, or a determination by the Bank that there has been such a “material adverse change” or “material impairment”, could be accompanied by a decision not to lend us additional monies or to call our loans, in which case we would be obligated to repay our entire indebtedness to the Bank. As of December 31, 2002, our indebtedness to Silicon Valley Bank was $3.1 million.

We have been in violation of one or more of the covenants under our Industrial Revenue Bonds continuously since March 31, 2002. Our violations resulted primarily from our 2002 restructuring and from our operating losses during the past several quarters. If we remain in violation of any one of these covenants continuously through June 30, 2004, then these bonds become callable. We have cured our violation of all of these covenants as a result of our November, 2002, equity private placement except for the covenant concerning the ratio of long-term debt to working capital. While we believe that we will become in compliance with this covenant within the next quarter or two if our operations continue to improve, and we believe that we will continue to be in compliance with the other covenants, no assurance can be given. As of December 31, 2002, our indebtedness under these bonds was $6.7 million.

We may require financing in order to be able to acquire the equipment necessary to expand our chip scale packaging capability. We may not be able to obtain such financing which could limit our revenue growth, particularly in the mobile market.

In order to materially expand our chip scale packaging capability, we would require additional tape and reel equipment. We may require financing in order to be able to acquire such equipment. There can be no assurances that we will be able to acquire such financing on reasonable terms if at all. If we are unable to finance such equipment acquisition and as a result we are unable to acquire such equipment, then we may not be able to manufacture enough product using chip scale packaging to satisfy the demand for such product, if such demand were to increase, of which there can be no assurance. As a result, our revenue growth, particularly in the mobile market, would be limited.

Our operating results may fluctuate significantly because of a number of factors, many of which are beyond our control.

Our operating results may fluctuate significantly. Some of the factors that affect our quarterly and annual operating results, many of which are difficult to control or predict, are:

•	the reduction, rescheduling or cancellation of orders by customers;

•	fluctuations in the timing and amount of customer requests for product shipments;

•	many of our orders are placed with short lead-time for delivery, so we may not be able to predict or schedule our manufacturing evenly;

•	fluctuations in the manufacturing output, yields, and inventory levels of our suppliers;

•	changes in the mix of products that our customers purchase;

•	our ability to manage distributor inventory to avoid excess returns;

•	our ability to introduce new products on a timely basis;

•	the announcement or introduction of products by our competitors;

•	the availability of third-party wafer fabrication and assembly capacity and raw materials;

•	competitive pressures on selling prices;

•	market acceptance of our products;

•	general conditions in the mobile electronics, computing, LED lighting and other markets and industries; and

•	general economic conditions.

We currently rely heavily upon a few customers for a large portion of our sales. Our sales would suffer materially were we to lose one of these customers.

In fiscal 2003, our four largest end-user customers (Motorola, Lumileds, Guidant, and Hewlett-Packard) have comprised a majority of our sales, with our largest customer (Motorola) representing over twenty percent of our sales during the six months ended September 30, 2002. These customers usually provide minimal lead time prior to the release of their purchase orders, and have non-binding commitments to purchase our products in the future. If these customers decide to reduce their demand for our products, our business would be adversely affected. There can be no assurance that our customers will continue to purchase our products in the quantities forecasted, or at all.

We currently rely heavily upon a few target markets for the bulk of our sales. If we are unable to further penetrate the markets for mobile electronics, personal computers, and LED lighting, or if these markets fail to grow as expected, our revenues could stop growing and may decline. Additionally, our revenues may also decline if we are unable to maintain our current market share for the medical devices market.

The bulk of our revenues in recent periods has been, and is expected to continue to be, derived from sales to manufacturers of mobile electronics, personal computer, LED lighting, and medical devices. In order for us to be successful, we must continue to penetrate these markets, or, in the case of medical devices, maintain our current market penetration. Furthermore, if these markets fail to grow as expected, our business could be materially harmed. Due to our narrow market focus, we are susceptible to materially lower revenues due to material adverse changes to one of these markets.

Our current dependence on our foundry partner and a small number of assembly/test subcontractors and our planned future dependence upon a limited number of such partners and subcontractors exposes us to a risk of manufacturing disruption or uncontrolled price changes.

Due to the volume of our products, we believe it is impractical for us to spread our use of foundry partners and assembly/test subcontractors over more than a few suppliers without significant increases in our costs. Currently, in addition to our Tempe, Arizona facility, we have only one foundry partner and rely on two primary assembly/test subcontractors. Several of our products are now sourced only in either our Tempe, Arizona facility or at our foundry partner near Shanghai, China. Our plan is to add one or more additional suppliers to reduce our dependence and increase our flexibility, although no assurance can be given that we will be successful. Furthermore, as to many of our products, due to their low volumes, we may still choose to rely on only one supplier for their manufacture and assembly/test. Although to date we have not experienced any material disruptions with respect to our suppliers, if the operations of one or more of our suppliers should be disrupted, or if such supplier should choose not to devote capacity to our products in a timely manner, our business may be adversely impacted as we may be unable to manufacture certain products in a timely basis. In addition, the volatility of the semiconductor industry has occasionally resulted in shortages of wafer fabrication capacity and assembly/test subcontractor capacity and other disruption of supplies. We may not be able to find sufficient suppliers at a reasonable price or at all if such disruptions occur. As a result, we face significant risks including:

•	reduced control over delivery schedules and quality;

•	longer lead times;

•	the potential lack of adequate capacity during periods of excess industry demand;

•	difficulties selecting and integrating new subcontractors;

•	limited warranties on products supplied to us;

•	potential increases in prices due to capacity shortages and other factors; and

•	potential misappropriation of our intellectual property.

If we fail to deliver our products on time or if the costs of our products increase, then our profitability and customer relationships could be harmed.

Our markets are subject to rapid technological change. Therefore, our success depends on our ability to develop and introduce new products.

The markets for our products are characterized by:

•	rapidly changing technologies;

•	changing customer needs;

•	frequent new product introductions and enhancements;

•	increased integration with other functions; and

•	rapid product obsolescence.

To develop new products for our target markets, we must develop, gain access to, and use leading technologies in a cost-effective and timely manner, and continue to expand our technical and design expertise. In addition, we must have our products designed into our customers’ future products and maintain close working relationships with key customers in order to develop new products that meet their changing needs.

In addition, products for some applications are based on new and continually evolving industry standards. Our ability to compete will depend on our ability to identify and ensure compliance with these industry standards. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant standards.

We may not be able to identify new product opportunities, successfully develop and bring to market new products, achieve design wins or respond effectively to new technological changes or product announcements by our competitors. In addition, we may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense and involve engineering risk. Failure in any of these areas could harm our operating results.

The markets in which we participate are intensely competitive and our products are not sold pursuant to long-term contracts.

Our target markets are intensely competitive. Our ability to compete successfully in our target markets depends on the following factors:

•	designing new products that implement new technologies;

•	subcontracting the assembly of new products and delivering them in a timely manner;

•	product quality and reliability;

•	technical support and service;

•	timely product introduction;

•	product performance and features;

•	price;

•	end-user acceptance of our customers’ products;

•	compliance with evolving standards; and

•	market acceptance of competitors’ products.

In addition, our competitors or customers may offer new products based on new technologies, industry standards or end-user or customer requirements, including products that have the potential to replace or provide lower-cost or higher-performance alternatives to our products. The introduction of new products by our competitors or customers could render our existing and future products obsolete or unmarketable. In addition, our competitors and customers may introduce products that integrate the functions performed by our integrated circuits on a single integrated circuit, or combine our integrated passives onto the integrated circuit, thus eliminating the need for our products. Furthermore, our customer relationships do not generally involve long-term binding commitments, making it easier for customers to change suppliers and making us more vulnerable to competitors. The stickiness of our customer relationships instead depends upon our past performance for the customer, the lead-time to qualify a new supplier for a particular product, and interpersonal relationships and trust.

Because our markets are highly fragmented, we generally encounter different competitors in our various market areas. Competitors with respect to our integrated passive products include Philips Electronics N.V. Ltd., Protek, Semtech, and STMicroelectronics, N.V. For our other semiconductor products, our competitors include Fairchild Semiconductor, Linear Technology, Maxim, Micrel, National Semiconductor, On Semiconductor, Semtech, STMicroelectronics, N.V. and Texas Instruments. Many of our competitors are greater than us in size and have substantially greater financial, technical, marketing, distribution, and other resources than we do and have their own facilities for the production of semiconductor components.

Our competitors can reverse engineer our most successful products and become second sources for our customers which could decrease our revenues.

Many of our most successful products are not covered by patents and can be reverse-engineered. Thus, our competitors can become second sources for these products for our customers or our customers’ competitors which could decrease our unit sales or at least reduce the upside unit sale potential and also could lead to price-based competition which could result in lower prices for our products and lower revenues. One of our most effective barriers to entry is the lead-time advantage we achieve with our customers in working with them before their products are ready for market and our close relationships with them combined with the time it would take our competitors’ products to become qualified by our customers. Nonetheless, we are currently seeing certain of our competitors announce products which are for the most part a copy of some of our most successful products and we expect our revenues to be affected as a result.

Our future success depends in part on the continued service of our key engineering and management personnel and our ability to identify, hire and retain additional personnel.

There is intense competition for qualified personnel in the semiconductor industry, in particular for the highly skilled design, applications and test engineers involved in the development of new analog integrated circuits. Competition is especially intense in the San Francisco Bay area, where our corporate headquarters is located, as well as in the Tempe, Arizona area, where our factory is located. We may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of our business or to replace engineers or other qualified personnel who may leave our employ in the future. Any growth is expected to place increased demands on our resources and will likely require the addition of management and engineering personnel, and the development of additional expertise by existing management personnel. During fiscal 2002, we hired a new CEO, CFO and Vice Presidents of Sales and Marketing, all of whom are critical to our success along with our continuing Vice Presidents of Engineering and Operations. Loss of the services of these top management team members or our key engineers, or failure to recruit or retain other key technical and management personnel, could harm our business.

The cyclicality of the semiconductor industry could result in pricing pressures for our products that could lower our net sales and operating margins and harm our profitability.

We are dependent on the semiconductor industry. The semiconductor industry in general has historically experienced significant downturns and wide fluctuations in supply and demand. The industry has also experienced significant fluctuations in anticipation of changes in general economic conditions. This has caused significant variances in product demand, production capacity and rapid erosion of average selling prices. Industry-wide fluctuations in the future could result in pricing pressure on our products and lower demand for our products that could decrease our operating margins and net sales.

We are outsourcing an increasing portion of our wafer fabrication and are seeking additional foundry capacity. We may encounter difficulties in expanding our outsourcing of capacity.

We have adopted a fab-lite manufacturing model that involves the use of foundry partners to provide a majority of our wafer capacity, while still maintaining our own wafer fab for the production of products with high margin but lower unit volume, products requiring proprietary manufacturing processes, and for the purpose of product and process development. We chose this model in order to reduce our overall manufacturing costs and thereby increase our gross margin, reduce the impact of fixed cost issues when volume is light, provide us with capacity in case of short-term demand increases, provide us with access to newer production facilities and equipment, and provide us with additional manufacturing sources should unforeseen problems arise in our facility. Accordingly, we have recently outsourced a significant portion of our wafer manufacturing overseas in Asia and are seeking additional foundry capacity to reduce our usage of our Tempe, Arizona, facility. As we add foundry capacity, we may encounter difficulties in outsourcing as the third party contract manufacturers must learn how to run our processes in their facilities. As a result, we may experience unexpected delays or technical issues as we increase the portion of our manufacturing that is outsourced. It would be difficult if not impossible to reverse our outsourcing. If we experience manufacturing difficulties, then we will not have product to sell to our customers.

We do some of our own wafer fabrication and do not have alternate sources for some of our processes.

We currently operate our own semiconductor and thin film wafer manufacturing facility in Tempe, Arizona and perform selected back-end manufacturing in our headquarters facility in Milpitas, California. Much of our equipment has been utilized for a long time, and can be subject to unscheduled downtime. For some of our processes, our Tempe, Arizona facility is the only fab in which we can run these processes, which means that any disruption at our Tempe, Arizona facility would preclude our manufacturing certain products. Other significant risks associated with our wafer manufacturing include:

•	the lack of assured wafer supply, chemicals, or other materials, and control over delivery schedules;

•	the unavailability of, or delays in the ability to hire and train, sufficient manufacturing personnel;

•	variability in manufacturing yields and productivity; and

•	the availability of spare parts and maintenance service for aging equipment.

We could experience a substantial delay or interruption in the shipment of our products or an increase in our costs due to many reasons, including:

•	a sudden, unanticipated demand for our products;

•	a manufacturing disruption experienced by our wafer fabrication facility;

•	errors in fabrication or defects in raw materials;

•	the time required, or the inability to identify or qualify alternative manufacturing sources for existing or new products in the case of disruption;

•	failure of our suppliers to obtain the raw materials and equipment used in the production of our integrated circuits and integrated passives; or

•	unavailability of sufficient capacity to expand chipscale production.

During the third quarter of fiscal 2003, after the completion of the transfer of a number of our high volume products to ASMC and the transfer of products from the Milpitas fab that has ceased operations, the percentage of our revenues derived from products which can be manufactured solely in Tempe was approximately 30%, although this percentage is expected to decrease next year. Thus, materially adverse manufacturing issues at our Tempe facility could significantly reduce our revenue. For example, during the third quarter of fiscal 2003, we incurred start-up issues with the newly transferred product manufacturing capability for certain of our products. This caused us to be unable to timely manufacture some products for which we had shippable orders. This in turn resulted in our revenues for the third quarter of fiscal 2003 being lower than they otherwise would have been.

Our reliance upon foreign suppliers exposes us to risks associated with international operations.

We use manufacturing, assembly and test subcontractors in Asia, primarily in the Peoples Republic of China, Thailand and India, for most of our products. We intend to continue transferring our testing and shipping operations to foreign subcontractors. Our dependence on these subcontractors involves the following substantial risks:

•	political and economic instability;

•	potential difficulty in enforcing agreements and recovering damages for their breach;

•	disruption to air transportation from Asia; and

•	changes in tax laws, tariffs and freight rates.

These risks may lead to delayed product delivery or increased costs, which would harm our profitability and customer relationships. In addition, we maintain significant inventory of die at our foreign subcontractors that could be at risk.

We also “drop-ship” product from these foreign subcontractors to customers. This has the effect of both saving freight charges and reducing the delivery cycle time. However, it increases our exposure to disruptions in operations not under our direct control and has required us to enhance our computer and information systems to coordinate this remote activity.

Our reliance on foreign customers could cause fluctuations in our operating results.

International sales accounted for 60% percent of net sales in fiscal 2002, 48% of net sales for fiscal 2001, and 43% for fiscal 2000. International sales accounted for 62% of net sales in the nine months ending December 31, 2002. International sales include sales to a US-based customer if the product is delivered outside the US for use outside the US. International sales may account for an increasing portion of our revenues, which would subject us to the following risks:

•	changes in regulatory requirements;

•	tariffs and other barriers;

•	timing and availability of export licenses;

•	political and economic instability;

•	difficulties in accounts receivable collections;

•	difficulties in staffing and managing foreign subsidiary and branch operations;

•	difficulties in managing distributors;

•	difficulties in obtaining foreign governmental approvals, if such approvals should become required for any of our products;

•	limited intellectual property protection;

•	foreign currency exchange fluctuations;

•	the burden of complying with and the risk of violating a wide variety of complex foreign laws and treaties; and

•	potentially adverse tax consequences.

In addition, because sales of our products have been denominated to date in United States dollars, increases in the value of the United States dollar could increase the relative price of our products so that they become more expensive to customers in the local currency of a particular country. Furthermore, because some of our customer purchase orders and agreements are influenced, if not governed, by foreign laws, we may be limited in our ability to enforce our rights under these agreements and to collect damages, if awarded.

If our distributors or sales representatives experience financial difficulty or otherwise are unwilling to promote our products, our business could be harmed.

We sell many of our products through distributors and sales representatives. Our distributors and sales representatives could reduce or discontinue sales of our products or may sell our competitor’s products. They may not devote the resources necessary to sell our products in the volumes and within the time frames that we expect. In addition, we depend upon the continued viability and financial resources of these distributors and sales representatives, some of which are small organizations with limited working capital. These distributors and sales representatives, in turn, depend substantially on general economic conditions and conditions within the electronics industry. We believe that our success will continue to depend upon these distributors and sales representatives. If our distributors and sales representatives experience financial difficulties, or otherwise become unable or unwilling to promote and sell our products, our business could be harmed.

Due to the volatility of demand for our products, our inventory may from time-to-time be in excess of our needs, which could cause write-downs of our inventory or of our deferred margin on distributor sales.

Generally our products are sold pursuant to short-term releases of customer purchase orders and some orders must be filled on an expedited basis. In addition, many of our products are specific to individual customers. We typically plan our production and our inventory levels, and the inventory levels of our distributors, based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. Therefore, we often order materials and at least partially fabricate product in anticipation of customer requirements. In order to achieve level line loading and efficiencies in manufacturing, we may also order and process materials in advance of anticipated customer demand. Furthermore, in order to timely respond to customer demand, due to long manufacturing lead times, we may also make or have made product in advance of orders to keep our inventory and we may encourage or at times require our distributors to order and stock product in advance of orders which is subject to their right to return it to us.

In the last two years, there has been a trend toward vendor-managed inventory among some large customers. In such situations, we do not recognize either revenue or bookings until the customer withdraws inventory from stock or otherwise becomes obligated to retain our product. This imposes the burden upon us of carrying additional inventory that is stored on our customers’ premises and is subject in certain instances to return to our premises if not used by the customer.

We value our inventories on a part-by-part basis to appropriately consider excess inventory levels and obsolete inventory based primarily based on forecasted customer demand and on backlog, and to consider reductions in sales price. Customer demand is highly volatile and is difficult to forecast. Based on this and the fact that many of our products are specific to individual customers, backlog is subject to revisions and cancellations and anticipated demand is constantly changing, which may result in carrying more inventory than we require in order to meet our customers’ needs, in which case we will incur charges to write down the excess inventory to its net realizable value, if any.

Our backlog may not result in future revenue. Also, our backlog at the start of a quarter typically comprises between sixty-five percent and eighty percent of our revenue for that quarter which limits our ability to forecast.

Due to possible customer changes in delivery schedules and cancellations of orders, our backlog at any particular point in time is not necessarily indicative of actual sales for any succeeding period. Approximately 14% and 21% of the orders in our backlog as of December 31, 2001, and March 31, 2001, respectively, were subsequently cancelled during the following twelve months. A reduction of backlog during any particular period, or the failure of our backlog to result in future revenue, could harm our business. Much of our revenue is based upon orders placed with us that have short lead-time until delivery or sales by our distributors to their customers (we do not recognize revenue on sales to our distributors until the distributor sells the product to its customers). As a result, our ability to forecast our future revenues and our need for short-term manufacturing capacity is limited. Thus, we may not be able to react quickly enough to increases or decreases in customer orders relative to our expectation based upon past performance.

A majority of our orders are not subject to long-term contracts and many are placed with short lead-times, making us susceptible to fluctuations in short-term revenues, to inventory risk if we make product in advance of orders, and to being unable to timely fulfill customer orders if we do not make product in advance of orders.

Generally, our orders are not subject to long-term contracts and many orders are placed with short lead-times or are cancelable on relatively short notice. The timing of these releases for production as well as custom design work is not under our control. Because of the short life cycles involved with our customers’ products, the order pattern from individual customers can be erratic with inventory accumulation and de-accumulation during phases of the life cycle for our customers’ products. As a result, we may experience quarterly fluctuations in revenue and operating results. We face the risk of inventory write-offs if we make product in advance of orders. However, if we do not make product in advance of orders, we may be unable to fulfill certain of the demand due to having insufficient inventory on hand and at our distributors to fill unexpected orders and due to the time required to make the product which may be in excess of the time certain customers will wait for the product.

The majority of our operating expenses cannot be reduced quickly in response to revenue shortfalls without impairing our ability to effectively conduct business.

The majority of our operating expenses are labor which cannot be reduced quickly without impairing our ability to effectively conduct business while much of the remainder of our operating costs such as rent are relatively fixed. Therefore, we have limited ability to reduce expenses quickly in response to any revenue shortfalls.

Consequently, our operating results will be harmed if our revenues do not meet our projections. We may experience revenue shortfalls for the following and other reasons:

•	significant pricing pressures that occur because of declines in average selling prices over the life of a product;

•	sudden shortages of raw materials or fabrication, test or assembly capacity constraints that lead our suppliers to allocate available supplies or capacity to other customers and, in turn, harm our ability to meet our sales obligations; and

•	reduction, rescheduling, or cancellation of customer orders due to actions of our competitors, a softening of the demand for our customers’ products, or other reasons.

We may not be able to protect our intellectual property rights adequately.

Our ability to compete is affected by our ability to protect our intellectual property rights. We rely on a combination of patents, trademarks, copyrights, mask work registrations, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect our intellectual property rights. Despite these efforts, the steps we take to protect our proprietary information may not be adequate to prevent misappropriation of our technology, and our competitors may independently develop technology that is substantially similar or superior to our technology.

To the limited extent that we are able to seek patent protection for our products or processes, our pending patent applications or any future applications may not be approved, and any issued patents may not provide us with competitive advantages and may be challenged by third parties. If challenged, our patents may be found to be invalid or unenforceable, and the patents of others may have an adverse effect on our ability to do business. Furthermore, others may independently develop similar products or processes, duplicate our products or processes, or design around any patents that may be issued to us.

We could be harmed by litigation involving patents and other intellectual property rights.

As a general matter, the semiconductor and related industries are characterized by substantial litigation regarding patent and other intellectual property rights. We may be accused of infringing the intellectual property rights of third parties. Furthermore, we may have certain indemnification obligations to customers with respect to the infringement of third-party intellectual property rights by our products. Infringement claims by third parties or claims for indemnification by customers or end users of our products resulting from infringement claims may be asserted in the future and such assertions, if proven to be true, may harm our business.

Any litigation relating to the intellectual property rights of third parties, whether or not determined in our favor or settled by us, would at a minimum be costly and could divert the efforts and attention of our management and technical personnel. In the event of any adverse ruling in any such litigation, we could be required to pay substantial damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license under the intellectual property rights of the third party claiming infringement. A license might not be available on reasonable terms, or at all.

We have litigation pending against us in which the opposing parties are seeking amounts which we estimate could be as much as between five and ten million dollars when intangible items are quantified.

In addition to the typical litigation most businesses face, we have two cases pending in which the amount sought from us by former employees is material to our operations. One case involves Chan Desaigoudar, our former Chairman of the Board and CEO, whose employment was terminated in 1994 amid allegations of securities fraud and insider trading. Mr. Desaigoudar ultimately settled a case brought by the class of affected securities holders by forfeiting CAMD stock he owned worth several millions of dollars and he plead guilty during 2002 to criminal charges of insider trading and was sentenced to 30 months in prison and restitution in excess of one half million dollars. Mr. Desaigoudar has alleged wrongful termination by us and has asked for damages and reinstatement of his stock options. The other case involves Tarsaim Batra, our former Vice President, whose employment was terminated in 1993. Mr. Batra has alleged that his termination was wrongful and has sought reinstatement of his stock options and damages. We believe the probability of losing these cases is small. Although several years old, both cases have been stayed by courts until fairly recently, and as a result, both cases are early in the discovery phase, making it difficult to assess the probability of the opposing parties or ourselves prevailing with a significant degree of confidence. We have not accrued any liability associated with these cases; however, should circumstances change or we lose a verdict, we could face liability which we estimate could be as much as between five and ten million dollars when intangible items are quantified.

Our stock price may continue to be volatile and our trading volume may continue to be relatively low and limit liquidity and market efficiency.

The market price of our common stock has fluctuated significantly to date. In the future, the market price of our common stock could be subject to significant fluctuations due to general market conditions and in response to quarter-to-quarter variations in:

•	our anticipated or actual operating results;

•	announcements or introductions of new products;

•	technological innovations or setbacks by us or our competitors;

•	conditions in the semiconductor and passive components markets;

•	the commencement of litigation;

•	changes in estimates of our performance by securities analysts;

•	announcements of merger or acquisition transactions; and

•	general economic and market conditions.

In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market prices of many high technology companies, particularly semiconductor companies, that have often been unrelated or disproportionate to the operating performance of the companies. These fluctuations, as well as general economic and market conditions may harm the market price of our common stock. Furthermore, our trading volume is often small, meaning that a few trades have disproportionate influence on our stock price. In addition, someone seeking to liquidate a sizable position in our stock may have difficulty doing so except over an extended period or privately at a discount.

Our shareholder rights plan, together with anti-takeover provision of our certificate of incorporation and of the California General Corporation Law may delay, defer or prevent a change of control.

Our board of directors recently adopted a shareholder rights plan to encourage third parties interested in acquiring us to work with and obtain the support of our board of directors. The effect of the rights plan is that any person who does not obtain the support of our board of directors for its proposed acquisition of us would suffer immediate dilution upon achieving ownership of more than ten percent of our stock. Under the rights plan, we have issued rights to purchase shares of our preferred stock which are redeemable by us for a nominal amount at any time and which accompany each of our outstanding common shares. These rights are triggered if a third party acquires more than ten percent of our stock without board of director approval or ten days after a third party announces a tender offer to do so. If triggered, these rights entitle our shareholders, other than the third party causing the rights to be triggered, to purchase the additional preferred stock at what is expected to be a relatively low price and may be exchanged for common stock under certain circumstance if permitted by the board of directors.

In addition, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights of those shares without any further vote or action by our shareholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future, including the preferred shares covered by the shareholder rights plan. The issuance of preferred stock may delay, defer or prevent a change in control. The terms of the preferred stock that might be issued could potentially make more difficult or expensive our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction. California Corporation law requires an affirmative vote of all classes of stock voting independently in order to approve a change in control. In addition, the issuance of preferred stock could have a dilutive effect on our shareholders.

Further, our shareholders must give written notice delivered to our executive offices no less than 120 days before the one-year anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting to nominate a candidate for director or present a proposal to our shareholders at a meeting. These notice requirements could inhibit a takeover by delaying shareholder action. The California Corporation law also restricts business combinations with some shareholders once the shareholder acquires 15% or more of our common stock.

Our November, 2002, private placement of our common shares was conducted at a discount to the market trading price of our common stock and four of our six directors participated. These directors could have been influenced to approve the offering due to their opportunity to participate.

Four members of our board of directors participated in the November, 2002, private placement, purchasing an aggregate of 25,000 shares (approximately 1.7%) out of approximately 1,500,000 total shares sold. The price per share of the shares sold in the private placement was $3.40 which represented a 10.3% discount when compared to our closing trading price of $3.79 per share on November 22, 2002, the day when (1) the pricing of the offering was determined by a committee of our board of directors and an outside lead investor and (2) the investors committed with us to participate in the offering. Investors also received three-year warrants to purchase 25% of the shares they purchased with an exercise price of $4.36 per share. Once six months passes, and assuming they then know of no material non-public information and that we are not in one of our trading blackout periods, and further assuming that the market trading price is in excess of $3.79 per share, the participant directors could sell their 25,000 shares for a profit.

Although no assurance can be given, we believe that the terms of the offering were negotiated at arms length by us and the outside lead investor and reflect appropriately the risk associated with purchasing unregistered shares of our common stock which cannot be resold in the public market for one year unless earlier registered. However, our six-member board of directors unanimously approved the transaction knowing that individual directors could participate and thus could have been influenced to choose this financing as opposed to alternate courses of action.

Our failure to comply with environmental regulations could result in substantial liability to us.

We are subject to a variety of federal, state and local laws, rules and regulations relating to the protection of health and the environment. These include laws, rules and regulations governing the use, storage, discharge, release, treatment and disposal of hazardous chemicals during and after manufacturing, research and development and sales demonstrations, as well as the maintenance of healthy and environmentally sound conditions within our facilities. If we fail to comply with present or future regulations, we could be subject to substantial liability for clean up efforts, property damage, personal injury and fines or suspension or cessation of our operations. Restrictions on our ability to expand or continue to operate our present locations could be imposed upon us or we could be required to acquire costly remediation equipment or incur other significant expenses.

Earthquakes, other natural disasters, and shortages may damage our business.

Our California facilities and some of our suppliers are located near major earthquake faults that have experienced earthquakes in the past. In the event of a major earthquake or other natural disaster near our headquarters, our operations could be harmed. Similarly, a major earthquake or other natural disaster near one or more of our major suppliers, like the one that occurred in Taiwan in September 1999, could disrupt the operations of those suppliers, which could limit the supply of our products and harm our business.

Additionally, our facility in Tempe, Arizona is located in a desert region of the southwestern United States. Disruption of water supplies or other infrastructure support could limit the supply of our products and harm our business.

We have occasionally experienced power interruptions at out Tempe facility and the risks of power shortages in California and Arizona have been reported.

Although we have not experienced any material disruption to our business to date, we cannot assure that if power interruptions or shortages occur in the future, they will not adversely affect our business.

Future terrorist activity, or threat of such activity, could adversely impact our business.

The September 11, 2001 attack may have adversely affected the demand for our customers’ products which in turn reduced their demand for our products. In addition, terrorist activity interfered with communications and transportation networks which adversely affected us. Future terrorist activity could similarly adversely impact our business.

Issuance of new laws or accounting regulations, or re-interpretation of existing laws or regulations, could materially impact our business or stated results.

From time to time, the government, courts, and financial accounting boards issue new laws or accounting regulations, or modify or re-interpret existing ones. We cannot guarantee that there will not be future changes in laws, interpretations, or regulations that would affect our financial results or the way in which we present them. Additionally, changes in the laws or regulations could have adverse effects on hiring and many other aspects of our business that would affect our ability to compete, both nationally and internationally. For example, proposals to account for employee stock option grants as an expense could have the result of our not using options as widely for our employees which could impact our ability to hire and retain key employees.

FORWARD-LOOKING STATEMENTS

When used in this current report on Form 8-K, the words “expects”, “anticipates”, “estimates”, “believes”, “plans”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. These are statements that relate to future periods and include statements as to expected revenues in various market niches, net profits or losses, cash flows from operations, and break-even points; the sufficiency of our cash reserves to meet our operating and capital requirements; our expectation that we will be in compliance with our loan covenants in the future; and our goals to focus on niche markets and the leaders in those markets and to operate in a fab-lite manner with additional foundry partners and the benefits from achieving those goals. Factors that could cause actual results to differ materially from those predicted, include but are not limited to, the performance of our niche markets and the market leaders in those markets, our ability to achieve future revenue levels, our ability to attract and retain customers and distribution partners for existing and new products, the success of the end-user products of our four largest customers which incorporate our products, our ability to locate additional foundry partners and their success in timely manufacturing quality product for us in the desired quantities and yields, our ability to control our expenses, and the strength of competitive offerings and the prices being charged by those competitors as well as the risks set forth above under the caption “Risk Factors.” These forward-looking statements speak only as of the date of this current report on Form 8-K. We expressly disclaim any obligation or undertaking to update or revise, or release publicly any updates or revisions to, any forward-looking statements contained in this current report on Form 8-K, whether based upon intervening circumstances, events, changes in our knowledge, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized on the 12th day of March, 2003.

CALIFORNIA MICRO DEVICES CORPORATION (Registrant)

By:	/s/ ROBERT V. DICKINSON
ROBERT V. DICKINSON President and Chief Executive Officer

By:	/s/ KENNETH E. THORNBRUGH
KENNETH E. THORNBRUGH Vice President Finance & Administration (Principal Financial Officer)

CERTIFICATIONS

I, Robert V. Dickinson, certify that:

1.    I have reviewed this Report on Form 8-K (the “Report”) of California Micro Devices Corporation, a California corporation; and

2.    Based on my knowledge, this Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date this Report is filed.

Date: March 12, 2003

By:	/s/ ROBERT V. DICKINSON
Robert V. Dickinson President and CEO (Principal Executive Officer)

CERTIFICATIONS

I, Kenneth E. Thornbrugh, certify that:

1.    I have reviewed this Report on Form 8-K (the “Report”) of California Micro Devices Corporation, a California corporation; and

2.    Based on my knowledge, this Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date this Report is filed.

Date: March 12, 2003

By:	/s/ KENNETH E. THORNBRUGH
Kenneth E. Thornbrugh Vice President Finance & Administration (Principal Financial Officer)